Exhibit 99.1

InsWeb Reports Fourth Quarter Financial Results

SACRAMENTO, Calif., January 29, 2003 — InsWeb Corp. (Nasdaq: INSW) today announced results for the fourth quarter and year ended December 31, 2002.  Revenues for the fourth quarter totaled $6.4 million, compared to $6.3 million in the fourth quarter of 2001.

InsWeb took non-cash charges totaling approximately $5.5 million during the fourth quarter. The charges include an additional write-down of $3.7 million to prepaid marketing costs, a long-lived asset that resulted from InsWeb’s acquisition of selected assets of the Quicken-Insurance business unit from Intuit, as well as an additional charge of $1.8 million as a reserve for future lease obligations of previously exited facilities.  In addition, relating to the write-down of prepaid marketing costs, the corresponding marketing commitment was reduced by $1.3 million. InsWeb’s fourth quarter net loss was $6.0 million, or $0.86 per share, compared to a net loss of $25.3 million, or $3.60 per share, for the fourth quarter last year.

“Our fourth quarter operating results exceeded our expectations as increased online shopping and consumer demand for auto insurance offset the traditionally slower holiday season,” said Mark Guthrie, president and chief executive officer of InsWeb.  “Interest in our core auto offering among both consumers and carriers grew steadily during 2002, as we made progress during the year across key performance metrics in our auto marketplace.  Our 2002 results reflect strong growth in this segment, with auto insurance product revenues growing 25% year over year, while total operating expenses, excluding restructuring and impairment charges, continued to decrease, posting a 29% decline in 2002 compared to the prior year.”

  “We look forward to continued momentum as we enter 2003, with several new carriers expected to begin, and several existing carriers expected to expand, their auto offerings in the InsWeb marketplace,” said Hussein Enan, chairman of the board of directors of InsWeb.  “With a solid cash position and continued validation of InsWeb as a proven choice for consumers and viable distribution channel for insurance carriers, the Company remains on track towards achieving long-term growth, profitability, and a prominent position amongst the nations largest personal lines insurance agencies.”

For fiscal year 2002, InsWeb reported total revenues of $25.6 million and a net loss for the year of $4.6 million, or $0.65 per share.  This compares to revenues of $24.9 million and a net loss of $44.9 million, or $6.45 per share, for fiscal year 2001.

Revenue Highlights for the Quarter and Year Ended:

	Quarter Ended:			Year Ended
	Dec 31, 2002	Sept 30, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Transaction revenues:
Auto insurance	$5,274,000	$4,670,000	$4,461,000	$19,914,000	$15,963,000
Term life insurance	733,000	938,000	1,202,000	3,814,000	4,677,000
Other insurance offerings	88,000	126,000	137,000	379,000	2,336,000
	6,095,000	5,734,000	5,800,000	24,107,000	22,976,000
Development and maintenance fees	291,000	282,000	509,000	1,448,000	1,880,000
Total revenues	$6,386,000	$6,016,000	$6,309,000	$25,555,000	$24,856,000

Marketing Metrics for the Quarter and Year Ended:

	Quarter Ended:			Year Ended
	Dec 31, 2002	Sept 30, 2002	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001
Consumer Quotes Presented	3,676,000	3,723,000	3,197,000	14,621,000	12,941,000
Completed Shopping Sessions	860,000	804,000	738,000	3,404,000	2,824,000
Direct marketing costs	$2,835,000	$2,475,000	$3,442,000	$10,984,000	$16,665,000

Highlights:

•                                          Contribution per shopping session (transaction revenue earned per shopping session less cost of direct marketing) was $3.86 for the year ended 2002, compared to $2.23 for the year ended 2001;

•                                          Cash consumed during the fourth quarter amounted to $2.0 million;

•                                          Cash and short-term investments were $28.9 million at Dec. 31, 2002;

•                                          Accounts receivable at quarter end were $2.2 million, and represented 34 days sales outstanding;

•                                          Total headcount at Dec. 31, 2002 was 166, compared to 187 at Dec. 31, 2001;

•                                          InsWeb’s Auto Insurance Index, published Nov. 21, 2002, revealed that auto insurance continued to rise nationwide in the third quarter of 2002, representing a 7% increase year over year. The data also pointed to an apparent shift among carrier offerings to consumers in the “Over 30” age group, traditionally considered America’s safest drivers and the industry’s most preferred customers.  While these consumers continue to be offered a greater number of 12-month policy quotes and lower than average premiums, the age group experienced the highest increase in premiums in the third quarter as compared to the second quarter of 2002.

Auto Marketplace Characteristics for the Quarter Ended:

	Dec 31, 2002	Sept 30, 2002	June 30, 2002	March 31, 2002
Average Quotes Viewed	2.7	2.7	2.5	2.4
Average Instant Quotes Viewed	2.2	2.3	2.1	2.0
Participating Auto Insurers	24	25	27	26
Insurer / State Combinations	307	304	303	315
Agency — New policies sold	2,481	3,310	2,719	3,132

Term Life Marketplace Characteristics for the Quarter Ended:

	Dec 31, 2002	Sept 30, 2002	June 30, 2002	March 31, 2002
Average Instant Quotes Viewed	5.8	6.4	5.8	5.2
Participating Term Life Insurers	11	12	12	12
Insurer / State Combinations	517	572	575	561

Definitions:

“Consumer Quotes Presented”	Represents the total number of instant and/or email quotes, both auto and term life, viewed by all consumers who have completed a quote form and who have requested to see quotes;

“Completed Shopping Session”	Occurs when a consumer has completed one of InsWeb’s quote forms;

“Direct Marketing Costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Average Quotes Viewed”	The average number of instant and/or e-mail quotes viewed by consumers who have completed a quote form and requested quotes;

“Average Instant Quotes Viewed”	The average number of quotes appearing immediately on InsWeb’s Quote Page for consumers who have completed a quote form and requested quotes;

“Insurer / State combinations”	Represents the total number of insurers providing quotes in each state, summed across all states.

Business Outlook

          The following forward-looking statements reflect InsWeb management’s expectations as of Jan. 29, 2003. Given the potential changes in general economic conditions and consumer spending, the emerging nature of the online marketplace, and various other risk factors, actual results may differ materially.

Guidance for the quarter ending Mar. 31, 2003:

•                  Completed shopping sessions for the quarter are expected to be between 880,000 and 940,000;

•                  Revenues are expected to be between $6.5 million and $7.0 million; and

•                  The company’s net loss from operations is expected to be between $1.8 million and $2.2 million, or a loss of between $0.26 and $0.32 per share.

          “We expect to achieve sequential revenue growth in the first quarter of 2003, which is historically a stronger period for auto insurance, as consumers reevaluate their policies at the start of the calendar year,” said Bill Griffin, InsWeb’s chief financial officer.  “Our continued success in controlling costs, coupled with growing revenues and increasing participation by insurance carriers, gives us more confidence than ever in our ability to achieve cash-flow break-even without the need for additional capital.”

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; consumer activity and the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness and capability of insurance companies to offer their products or instant quotes over the Internet; further changes in the Company’s relationships with existing insurance companies and/or strategic partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives in the U.S. and abroad; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except net loss per share]

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001
Revenues:
Transactions	$6,095	$5,800	$24,107	$22,976
Development and maintenance fees	291	509	1,448	1,880
Total revenues	6,386	6,309	25,555	24,856

Operating expenses:
Technology	2,366	2,641	10,322	14,041
Sales and marketing	4,528	6,366	18,329	28,821
General and administrative	1,361	1,481	6,850	7,345
Restructuring and other charges	1,800	1,920	1,800	2,099
Impairment of long lived assets	3,707	18,519	3,707	18,519
Total operating expenses	13,762	30,927	41,008	70,825
Loss from operations	(7,376)	(24,618)	(15,453)	(45,969)
Interest expense	(51)	(994)	(465)	(1,043)
Interest income and other, net	130	310	729	2,086
Net loss before extraordinary item	(7,297)	(25,302)	(15,189)	(44,926)
Extraordinary gain	1,266	—	10,611	—
Net loss	$(6,031)	$(25,302)	$(4,578)	$(44,926)

Net loss per share — basic and diluted:
Net loss before extraordinary gain	$(1.04)	$(3.60)	$(2.16)	$(6.45)
Extraordinary gain	0.18	—	1.51	—
Net loss	$(0.86)	$(3.60)	$(0.65)	$(6.45)

Weighted average shares used in computing net loss per share — basic and diluted (1)	7,023	7,029	7,035	6,969

(1)               Shares used in the computation of net income loss of common stock are based on the weighted average number of shares outstanding in each period. Shares used in the computation of diluted earnings per share are not significantly different than the number of shares used in the computation of basic earnings per share.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

	December 31, 2002	December 31, 2001

ASSETS

Current assets:
Cash and cash equivalents	$12,382	$14,627
Short-term investments	16,541	20,936
Total cash and short-term investments	28,923	35,563
Accounts receivable, net	2,236	2,672
Prepaid expenses and other current assets	1,232	1,169
Total current assets	32,391	39,404

Property and equipment, net	2,197	3,798
Prepaid marketing costs	808	6,020
Deposit and other assets	2,296	5,120
Total assets	$37,692	$54,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$888	$902
Other accrued expenses	5,605	3,851
Deferred revenue	575	1,156
Marketing commitment, current portion	2,306	2,026
Note payable	1,230	1,145
Total current liabilities	10,604	9,080
Long-term marketing commitment	—	13,490
Total liabilities	10,604	22,570

Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	202,313	202,248
Other equity	(470)	(299)
Accumulated deficit	(174,762)	(170,184)
Total shareholders’ equity	27,088	31,772
Total liabilities and shareholders’ equity	$37,692	$54,342